Exhibit 99.3

News Release

Investor Contacts:	James Gentile Vice President, Investor Relations	EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina 28209 www.enproindustries.com

Jenny Yee Corporate Access Specialist

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

Enpro Elects Will Abbey to Board of Directors

Charlotte, NC – September 6, 2022 – EnPro Industries, Inc. (NYSE: NPO), a leading industrial technology company, announced that Will Abbey has been elected to the company’s Board of Directors.

Mr. Abbey brings to Enpro more than 25 years of experience in the semiconductor industry and a deep knowledge of the evolving global semiconductor ecosystem.  Mr. Abbey currently serves as Senior Vice President of Sales and Partner Enablement at global semiconductor leader Arm, owned by SoftBank Group.  He has held a number of leadership roles since joining Arm in 2004, including General Manager of Arm’s Physical Design group and Vice President of Commercial Operations for the Physical IP Division.

“We are pleased to welcome Will to the Enpro Board,” said David Hauser, Chairman of Enpro.  “Will’s broad technological and commercial acumen in the global semiconductor industry and his customer-centric and collaborative approach will provide significant value as Enpro continues to execute its growth strategy in the Advanced Surface Technologies segment.”

About Enpro
Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, photonics, industrial process, aerospace, food and pharma and life sciences. Enpro is listed on the New York Stock Exchange under the symbol “NPO”.  For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

# # # #